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                                                                   Exhibit 10.19

[LETTERHEAD OF CSX CORPORATION]

                                                       Jeff McCutcheon
                                                       Senior Vice President
                                                       Corporate Human Resources

                                 January 4, 2002

Mr. Chuck Raymond
President
CSX Lines, Inc.
2101 Rexford Road
Suite 350, West
Charlotte, North Carolina 28211

Dear Chuck:

         As you know, CSX Corporation ("CSX") is considering strategic alternatives for CSX Lines ("CSXL"). You have been identified as one of the executives who is critical to the completion of this effort. In order to encourage you to remain employed during the process leading up to the sale or disposition of CSXL (the "Transaction") and thereafter, you have been designated to participate in a Transaction Incentive Program. This letter sets forth the terms and conditions on which you will be eligible to receive an Incentive Bonus and, potentially, a supplementary CSX Payment.

         The amount of the Incentive Bonus that you are eligible to earn is $1,500,000. This amount is payable by CSXL, subject to the requirements set forth below. In addition, if the Chairman of CSX, upon the advice of the executive officers of the Chairman's office, determines in his sole discretion that you have given a superlative performance in helping CSX to exceed its objectives for the Transaction, you will receive an additional amount of up to $1,500,000 (the "CSX Payment"). This amount is payable by CSX, and is also subject to the requirements set forth below.

         The Incentive Bonus will be paid only if there is a Closing of a Transaction by December 31, 2002. For purposes of this letter, a "Closing" means that a transaction to sell or dispose of all, or substantially all, of the assets of CSX Lines must be completed prior to December 31, 2002. If no such Closing occurs by December 31, 2002, this program will expire without payment.

         Your Incentive Bonus (including any CSX Payment that the Chairman of CSX may authorize for you) will be paid, subject to applicable withholdings, in two equal installments (each a "Payment Date"). The first Payment Date will occur within 30 days after the Closing and the second Payment Date will occur on the first anniversary of the Closing.

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         In order to receive a payment, you must either (i) be employed by the
Buyer, CSXL, CSX, or any other affiliate of the Buyer on the Payment Date or
(ii) have a "Qualifying Termination" before the Payment Date. A Qualifying Termination means the termination of your employment under any of the following circumstances:

         . Your employment is involuntarily terminated by CSXL before the Closing because your job is eliminated;

         . You terminate your own employment at the time of the Closing because the post-Closing position offered to you by the Buyer or CSX requires that you relocate by more than 50 miles from your current employment location or provides you with a base salary or target incentive opportunity that is less than you currently receive;

         . You are employed by CSXL, the Buyer or one of its other affiliates or by CSX immediately after the Closing, but your employment is involuntarily terminated because your job is eliminated after the Closing;

         . You are employed by CSXL, the Buyer or one of its other affiliates or by CSX immediately after the Closing, but your employer subsequently requires that you relocate by more than 50 miles from your employment location immediately after the Closing or reduces your base salary or target incentive opportunity below those you receive immediately after the Closing, and as a result you terminate your own employment.

         In the event that your employment is involuntarily terminated because your employment is eliminated by CSXL in conjunction with or subsequent to a closing of a sale or disposition of less than substantially all of CSXL, your Incentive Bonus and CSX Payment will be paid as follows:

         . You will receive the $1,500,000 Incentive Bonus in two equal installments, the first within thirty (30) days of the effective date of your termination of employment and the second one (1) year later.

         . The CSX Payment, if any, will be made on the same terms, and at the same times, as CSX Payments are made to the CSXL management team.

         Any payment made pursuant to this letter will be paid in lieu of any severance benefits for which you might have been eligible under any applicable severance plan of CSXL or CSX. In addition, at the time of the first payment contemplated herein, you will be asked to sign a release in a form acceptable to CSX.

         You will also only be entitled to receive your Incentive Bonus if you comply with the following confidentiality requirements. By signing below, you agree to keep

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confidential (i) the terms of this letter, including its existence, except that you may disclose such information to your legal and tax advisors and immediate family members, and (ii) all secret or confidential information, knowledge or data relating to CSX, CSXL or any of their respective affiliates and businesses (including, without limitation, any proprietary information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale), unless such information previously became publicly available other than as a result of your violation of this paragraph. For the purposes of this paragraph, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.

         Nothing in this letter shall be construed as an employment contract between you and CSX or CSXL. You specifically acknowledge that you are an at-will employee of CSXL and that either you or CSXL may terminate the employment relationship at any time for any reason. This letter supersedes and replaces any prior understandings, contracts and agreements, whether or not written, that you may have had with CSX and/or CSXL regarding any retention or incentive bonuses related to or arising in connection with any transaction related to the disposition of CSX Lines. However, nothing in this letter is intended to limit or modify the benefits payable to you pursuant to the Employment Agreement between you and CSX dated February 1, 1995, as amended December 13, 1999.

         Please indicate your agreement with and acceptance of the terms and conditions of this letter, by signing and dating the enclosed copy of this letter in the space provided below. Keep a copy for your records and return the original to me.

                                          Sincerely yours,

                                          Jeff McCutcheon

Agreed to and accepted:

/s/ CHUCK RAYMOND
_____________________________
Chuck Raymond